PRICING SUPPLEMENT NO.  1
DATED JANUARY 19, 2001                     Rule 424(b) (2)
                                           File Nos. 333-49960 and 333-90073


                                SCANA CORPORATION
                                Medium-Term Notes
               Due from Nine Months to 30 Years From Date of Issue


Principal Amount:   $202,000,000       Original Issue Date:  January 24, 2001
                    -------------                            ----------------

Issue Price:         100%              Maturity Date:        January 24, 2003
              --------------                                 -----------------

Net Proceeds to Company:   99.775%       x    Book Entry Note
                          ----------    ----

                                              Certificated Note

       Agent.  Agent's Commission:      %

   x   Principal.

Redemption by Company (check one):

           No.      The Notes are not subject to redemption.

       x   Yes.     The Notes are subject to redemption as described below under
                    "Optional Redemption by the Company".
                    Initial Redemption Date:  July 24, 2001


Optional Repayment at Option of Holder (if applicable, check one):

      x    No.      The Notes are not subject to repayment.

           Yes.     The Holder may elect repayment as follows:

                    Optional Repayment Date(s):

                    Optional Repayment Price(s):


                    Provisions:

Interest (check one):

          Fixed Rate Note.   If this box is checked, the interest rate on the
          Notes shall be_____ % per annum.

     x Floating Rate Note. The Initial Interest Rate on the Notes shall be 6.68125%. The Rate of Interest on the Notes shall be calculated as set forth in the Prospectus dated November 28, 2000 and as further described below under "Rate of Interest," using the following terms, as applicable:
  Base Rate:                       Libor
  Index Maturity:                  3 Month
  Spread:                          1.10%
  Designated Libor Page:           Libor Telerate, page 3750
  Interest Payment Period:         Quarterly
  Interest Payment Dates:          24th day of each January, April, July,
                                   October commencing April 24, 2001 (provided
                                   that if any such day is not a Business Day,
                                   the next succeeding day that is a Business
                                   Day)
  Interest Reset Period:           Quarterly
  Interest Reset Dates:            Same as Interest  Payment Dates (provided
                                   that if any such day is not a Business Day,
                                   the next succeeding day that is a Business
                                   Day)
  Record Dates:                    15 calendar days prior to each Interest
                                   Payment Date
  Interest Determination Date:     2 Business Days prior to each Interest
                                   Payment Date

To the extent of any conflict between the terms of the Prospectus and this Pricing Supplement, this Pricing Supplement shall govern.


                           Credit Suisse First Boston
                            Wachovia Securities, Inc.


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Optional Redemption by the Company

The Notes will be redeemable at the option of the Company, in whole, on the 24th day of each month beginning on July 24, 2001 at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest on such Notes to the date of redemption.

Notice of Redemption

Notwithstanding the statements made in the Prospectus dated November 28, 2000, the Notes will be subject to redemption upon not less than 15 calendar days prior notice mailed to each holder of Notes to be redeemed at its registered address by first-class mail. On and after the redemption date (regardless of whether a Business Day), interest will cease to accrue on Notes unless the Company defaults in the payment thereof.

Except as set forth above, the Notes will not be redeemable by the Company prior to maturity.


Rate of Interest

Each Note will bear interest from January 24, 2001, at the rate determined for each Interest Payment Period, in accordance with the Prospectus dated November 28, 2000 and the terms of this pricing supplement. As to regularly scheduled payments of interest, interest accrued through the date immediately preceeding an Interest Payment Date will be payable on the Interest Payment Date. This supersedes the provisions of the Prospectus dated November 28, 2000.



The Notes will bear interest at a floating rate, reset for each Interest Payment Period, at a per annum rate (the "Interest Rate") determined by The Bank of New York, or its successor appointed by the Company, acting as calculation agent (the "Calculation Agent") and in accordance with the procedures described in this pricing supplement and the Prospectus dated November 28, 2000.

Purchase as Principals

The underwriters named below have agreed to purchase, and the Company has agreed to sell to them, severally, the respective principal amounts of Notes set forth opposite their respective names below at a discount of .225%:

         Credit Suisse First Boston Corporation        $161,600,000
         Wachovia Securities, Inc.                       40,400,000
              Total                                    $202,000,000




                           Credit Suisse First Boston
                            Wachovia Securities, Inc.